Exhibit (k)(8)

DEPOSIT ACCOUNT CONTROL AGREEMENT

Executed and Delivered as of April ___, 2011

PARTIES

This Agreement is among the persons signing this Agreement as the “Secured Party”, the “Debtor”, the “Servicer” and the “Bank”.

BACKGROUND

The Servicer is acting as servicer pursuant to the Servicing Agreement and the Servicer has, for and on behalf of the Debtor, caused the Bank to establish that certain account identified by the account number specified below (as re-numbered and including any funds in the account, the “Deposit Account”).  The Debtor has granted the Secured Party a security interest in the Deposit Account.  The Debtor is requesting that the Bank enter into this Agreement.  The Bank is willing to do so upon the terms contained in this Agreement.

This Agreement includes the General Terms, the Specific Terms and the Exhibits, each as defined or referred to below.

AGREEMENTS

A.         General Terms.   This Agreement is subject to the General Terms for Deposit Account Control Agreement attached hereto as Exhibit “A” (the “General Terms”).  The General Terms are incorporated in this Agreement by reference and without modification except as may be provided in Section 10 of the Specific Terms.

B.         Specific Terms.  The following terms (the “Specific Terms”) complete, supplement or modify the General Terms:

1.          Deposit Account (see “Background” above).  The following “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC) comprises the Deposit Account [list by account number]:

Account number 85459800 maintained at Bank, titled “DR SPE, LLC, Collection Account”.

To the extent that the Deposit Account constitutes a “securities account” within the meaning of Section 8-501 of the UCC, the parties agree that the funds from time to time in the Deposit Account shall be treated as “financial assets” within the meaning of Section 8-102 of the UCC.

2.          Business Day (see definition of “Business Day” in Section 1 of the General Terms):

A day will not be considered as a “Business Day” if commercial banks in the following state or states are closed on that day:

Delaware; Minnesota.

3.          Outside Time (see definition of “Outside Time” in Section 1 of the General Terms):

If the Outside Time is to be based on a period of less than two Business Days, the following is the earlier period:  upon the Bank’s receipt of the Initial Instruction.  If an earlier period is not inserted in the preceding sentence, then the Outside Time will be based on two Business Days.

4.          Disposition of less than all or multi-disposition of funds (see Section 4(a)(ii)(E) of the General Terms):

The following is any computation or formula by which a Disposition Instruction originated by the Secured Party may provide for a disposition of less than all of the funds in the Deposit Account and whether there may be multiple recipients of the funds:__N/A__.

If the preceding paragraph is not completed to permit a disposition of less than all of the funds in the Deposit Account, then a Disposition Instruction originated by the Secured Party must be for a disposition of all of the funds.  If the preceding paragraph is not completed to permit a disposition of the funds in the Deposit Account to multiple recipients, then a Disposition Instruction originated by the Secured Party must require that the funds be sent to a single recipient.

5.          Reimbursement Claim Period (see Section 6(b) of the General Terms):

The number of days following the termination of the Agreement in which a reimbursement claim must be made against the Secured Party under Section 6(b) of the General Terms is __90__.  If a number is not inserted in the preceding sentence, the number is 90.

6.          Electronic Records:

Except as expressly provided herein, the parties do not permit a writing to include an electronic record and do not permit communications by email.

7.          Governing Law (see Section 13(a) of the General Terms):

The jurisdiction whose law governs this Agreement is the State of Delaware.

8.          Bank’s (or Securities Intermediary’s) Jurisdiction for UCC Purposes (see Section 13(b) of the General Terms):

The Bank’s jurisdiction (or securities intermediary’s jurisdiction, if the Deposit Account is deemed to be a securities account within the meaning of Section 8-501 of the UCC) for purposes of part 3 of UCC Article 9 is the State of Delaware.

9.          Delivery of Executed Copy (see Part D):

The delivery of an executed copy of this Agreement may be made by electronic transmission in addition to a transmission by facsimile.

10.        Additional Provisions (see Section 12(b) of the General Terms):

The following provisions modify or supplement the General Terms:

Secured Party shall not issue any Disposition Instruction or the Initial Instruction unless an Event of Default, under and as defined in that certain 9.25% Fixed Rate Note, Series 2011-A dated as of April ___, 2011, by Debtor in favor of Secured Party (the “Note”), shall have occurred and be continuing (which the Bank has no duty to determine or confirm and with respect to the establishment of which the Bank may conclusively rely on the Initial Instruction).

C.         Initial Instruction Form.  Attached hereto as Exhibit “B” is the form to be used as the Initial Instruction.

D.         Single Agreement; Counterparts.  The General Terms, the Specific Terms and the Exhibits hereto shall be read and construed together with the other provisions of this Agreement as a single agreement.  Delivery of executed copies of this Agreement may be made by facsimile.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which collectively shall constitute a single agreement.

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Debtor:

DR SPE, LLC

By:
Name:
Title:

Address:
3301 Quantum Boulevard, 2nd Floor Boynton Beach, FL 33426-8622 Attention: Chief Executive Officer, with a copy to the General Counsel Telecopy: (561) 962-3940

Servicer:

SETTLEMENT FUNDING, LLC

By:
Name:
Title:

Address:
3301 Quantum Boulevard, 2nd Floor Boynton Beach, FL 33426-8622 Attention: Chief Executive Officer, with a copy to the General Counsel Telecopy: 1 800 839 0784

(signatures continue on following page)

Secured Party:

ROCHDALE HIGH YIELD ADVANCES FUND LLC

By:
Name:
Title:

Address:
c/o Rochdale Investment Management, LLC 570 Lexington Avenue New York, New York 10022 Attention: Kurt Hawkesworth, Senior Executive Vice President & General Counsel
Bank:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address:

MAC N9311-161
6th & Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Asset Backed Securities
Telephone: (612) 667-8058

Exhibit “A”

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT

1.	Definitions and Rules of Interpretation.

In this Agreement (a) terms defined in the UCC and not otherwise defined in this Agreement have the same meanings in this Agreement as in the UCC, (b) the rules of interpretation in Article 1 of the UCC apply to the interpretation of this Agreement and (c) the term “or” is not exclusive. Unless otherwise stated, section references are to sections of these General Terms. In addition, the following terms in this Agreement have the following meanings or interpretations:

This “Agreement” means the Deposit Account Control Agreement dated the Agreement Date among the Secured Party, the Debtor, the Servicer and the Bank. The Deposit Account Control Agreement includes these General Terms (incorporated by reference), the Specific Terms and the Exhibits read and construed together as a single agreement.

“Agreement Date” means the date set forth at the beginning of this Agreement as the date as of which this Agreement was executed and delivered by the parties.

An “address” includes the person or persons or department of the Bank on an “attention” line.

“Bank” means the organization signing this Agreement as the Bank.

“Business Day” means:

(i) for communications to the Bank, a day other than a day (A) that is not a “business day” as defined in Federal Reserve Board Regulation CC, 12 CFR Part 229, (B) on which the office, branch or department of the Bank specified as the Bank’s address in Exhibit “B” is closed, or (C) on which commercial banks are closed in the state or states set forth in the Specific Terms; and

(ii) for communications to any other party, a day, other than a Saturday or Sunday, on which the other party is open for business at the location to which the communication is sent.

“Claim” means a claim, loss, cost or expense, and includes out-of-pocket or allocable internal and external legal fees and expenses incurred in bringing or defending a claim.

A “communication” includes the Initial Instruction, a Disposition Instruction, and Investment Direction or a notice.

“Debtor” means the person signing this Agreement as the Debtor.

“Deposit Account” has the meaning set forth in the “Background” of this Agreement. The Deposit Account is identified in Section 1 of the Specific Terms.

“Deposit-related Agreements” means, collectively, the Account Establishment Agreement among the Debtor, the Servicer, the Secured Party and the Bank, this Agreement and any other agreements between the Bank and the Debtor and/or the Servicer governing the Deposit Account and any cash management or similar services provided by the Bank to the Debtor and/or the Servicer in connection with the Deposit Account.

“Disposition Instruction” means a written instruction to the Bank directing the disposition of the funds in the Deposit Account.

“Initial Instruction” means the first instruction to the Bank originated by the Secured Party directing that the Bank no longer comply with the Disposition Instructions issued by the Servicer. The Initial Instruction may also contain a Disposition Instruction originated by the Secured Party.

“Order or Process” means an order, judgment, decree or injunction, or a garnishment, restraining notice or other legal process, directing, or prohibiting or otherwise restricting, the disposition of the funds in the Deposit Account.

“Outside Time” means the time that the Initial Instruction in substantially the form of Exhibit “B” is actually received by a Responsible Officer at the address for the Bank specified in the Initial Instruction.

“Permitted Investments” means such investment or investments as (i) prior to the Outside Time, only Servicer may direct in writing in the form of Exhibit “C” to this Agreement from time to time, or (ii) after the Outside Time,  only Secured Party may direct in writing in the form of Exhibit “C” to this Agreement from time to time (any such written direction by the Servicer or the Secured Party, as the case may be, in the form of Exhibit “C” to this Agreement, an “Investment Direction”).

“Responsible Officer” when used with respect to the Bank, means any officer, including any Vice President, Assistant Vice President, Assistant Treasurer, Assistant Secretary, trust officer or any other officer thereof that customarily performs functions similar to those of the above-designated officers, that has direct responsibility for the administration of this Agreement and the Deposit Account.

“Secured Party” means the person signing this Agreement as the Secured Party, whether the person is acting in a representative capacity or otherwise.

“Servicer” means Settlement Funding, LLC, a Georgia limited liability company, acting as servicer on behalf of the Debtor with respect to the Deposit Account.

“Servicing Agreement” means that certain Servicing Agreement dated on or about the date hereof among the Servicer and Dura Rock LF Trust, for and with respect to its Rochdale High Yield Advances Fund series.

“Specific Terms” means the terms contained in Part B of this Agreement.

“UCC” means the Uniform Commercial Code of the jurisdiction whose law governs this Agreement or, if relevant to any matter other than the meaning of a defined term, the Uniform Commercial Code of the jurisdiction whose law applies to the matter under the choice of law rules of the jurisdiction whose law governs this Agreement.

A “writing” means a tangible writing, including a facsimile; “written” refers to a communication in the form of a writing.

2.	The Debtor’s and Servicer’s Dealings with the Deposit Account.

(a) Except as provided in Section 2(b), the Bank shall promptly, but in any event within one (1) Business Day, comply with the Servicer’s Disposition Instructions and/or Investment Directions.  The Bank will not comply with any Disposition Instructions or Investment Directions originating from the Debtor.

(b) The Bank will not comply with the Servicer’s Disposition Instructions and/or Investment Directions after the Outside Time. In its discretion the Bank may cease complying with the Servicer’s Disposition Instructions and/or Investment Directions at an earlier time as permitted by Section 4(a)(iv).

3.	The Secured Party’s Right to Give Instructions as to the Deposit Account.

(a) The Bank will comply with the Initial Instruction following the Outside Time, and will comply, within two (2) Business Days of its receipt thereof, with any Disposition Instructions originated by the Secured Party provided with the Initial Instruction or after the Outside Time, in each case (i) without the Debtor’s or Servicer’s further consent, and (ii) even if following the instruction results in the dishonoring by the Bank of items presented for payment from the Deposit Account or the Bank otherwise not complying with the Servicer’s Disposition Instructions. The Initial Instruction may not be rescinded or otherwise modified without the Bank’s consent.

(b) The Bank will comply, within two (2) Business Days of its receipt thereof, with any Investment Direction originated by the Secured Party provided with the Initial Instruction or after the Outside Time, in each case (i) without the Debtor’s or Servicer’s further consent, and (ii) even if following the instruction results in the dishonoring by the Bank of items presented for payment from the Deposit Account or the Bank otherwise not complying with the Servicer’s Investment Directions.

4.	Exculpation of the Bank.

(a) Notwithstanding the Bank’s agreements in Sections 2, 3 and 14, the Bank will not be liable to any other party for:

(i) either failing to follow (A) an Initial Instruction that (1) is not in the form of Exhibit “B”, (2) does not specify the address to which the Initial Instruction was to have been sent, (3) is not otherwise completed, or (4) does not have attached to it a copy of this Agreement as fully executed or (B) an Investment Direction that (1) is not in the form of Exhibit “C” or (2) is not otherwise completed or, as a result of any such defect in the Initial Instruction or Investment Direction, as the case may be, continuing to comply with the Servicer’s Disposition Instructions or Investment Directions, as the case may be;

(ii) failing to follow a Disposition Instruction or Investment Direction originated by the Secured Party (A) before the Outside Time, (B) that requires the disposition of the funds in the Deposit Account by a method not available to the Debtor or Servicer under the Deposit-related Agreements, (C) that the Bank determines would result in the Bank’s failing to comply with a statute, rule or regulation, or an Order or Process, binding upon the Bank, (D) that requires the disposition of funds that are not immediately available in the Deposit Account, (E) that, unless otherwise set forth in the Specific Terms, directs the disposition of less than all the funds in the Deposit Account or directs that the funds be sent to more than one recipient, or (F) for which the Bank has not received evidence reasonably required by the Bank as to the authority of the person giving the Disposition Instruction or Investment Direction, as the case may be, to act for the Secured Party;

(iii) complying with the Servicer’s Disposition Instructions or Investment Directions, or otherwise completing a transaction involving the Deposit Account, that the Bank or an affiliate had started to process before the Outside Time (provided, however, that, to the extent reasonably practicable, the Bank shall attempt to stop any such processing following the Outside Time); or

(iv) after the Bank becomes aware that the Secured Party has sent the Initial Instruction, but before the Outside Time, complying with the Initial Instruction, a Disposition Instruction or Investment Direction originated by the Secured Party, notwithstanding any fact or circumstance and even if the Initial Instruction (A) has not been actually received at the address specified in the Initial Instruction, (B) fails to have attached to it a copy of this Agreement as fully executed, or (C) is not completed or otherwise fails to be in the form of Initial Instruction set forth on Exhibit “B”.

(b) The Bank will not be liable to any other party for:

(i) wrongful dishonor of any item as a result of the Bank following the Initial Instruction or any Disposition Instruction or any Investment Direction,

(ii) failing to comply or delaying in complying with the Initial Instruction, any Disposition Instruction, any Investment Direction or any provision of this Agreement due to a computer malfunction, interruption of communication facilities, labor difficulties, act of God, war, terrorist attack, or other cause, in each case beyond the Bank’s reasonable control,

(iii) any other Claim, except to the extent directly caused by the Bank’s gross negligence or willful misconduct, or

(iv) any indirect, special, consequential or punitive damages (including, but not limited to, loss of profit); irrespective of whether the Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Bank will have no fiduciary duties under this Agreement to any other party, whether as trustee, agent, bailee or otherwise. The Bank will have no duties to the Secured Party except as expressly set forth in this Agreement. The Bank will have no duty to inquire into or determine the existence or enforceability of the Debtor’s obligations to the Secured Party or whether, under any separate agreement between the Debtor and the Secured Party, the Debtor’s obligations to the Secured Party are in default, the Servicer may originate a Disposition Instruction or any Investment Direction or the Secured Party may originate the Initial Instruction, any Disposition Instruction or any Investment Direction.

(d) The Bank’s duties hereunder are only those specifically provided herein and are intended to be administrative and custodial in nature.  No implied covenants or obligations of the Bank shall be read into this Agreement.  The Bank has no obligation to ensure the sufficiency of this Agreement or the arrangements described hereunder to satisfy any objectives of the Servicer, Debtor or Secured Party.

(e) The Bank may, at Servicer’s expense before the Outside Time and at Secured Party’s expense after the Outside Time, consult with, and obtain advice from, legal counsel as to the construction and administration of any of the provisions of this Agreement, and shall incur no liability in acting in good faith in accordance with the advice and opinion of such counsel as it may select in its reasonable judgment.

(f) The Bank shall not be called upon to advise any party as to taking or refraining from taking any action with respect to any funds deposited in the Deposit Account.

(g)  No provision of this Agreement, the Initial Instruction, any Disposition Instruction, any Investment Direction or any other document or instrument shall require the Bank to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Bank shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

(h)  The Bank shall not be responsible for or in respect of and makes no representation as to the due execution hereof by the Servicer, the Secured Party or the Debtor or for the form, character, genuineness, sufficiency, value or validity of any of the property in the Deposit Account and the Bank shall in no event, by entering into and performing or not performing under this Agreement, assume or incur any liability, duty or obligation to any individual or entity, other than as expressly provided for herein and, solely with respect to the Debtor and Servicer, as may be further provided in the Deposit-related Agreements.

(i)  The Bank shall not be liable for the default or misconduct of the Secured Party, the Debtor, the Servicer or any other entity or individual and the  Bank shall be entitled to rely, in good faith, exclusively, without investigation or other action on its part, on directions, notices, advice and calculations received from the Servicer, the Debtor or Secured Party pursuant to this Agreement and such reliance shall not constitute negligence or misconduct in connection with the Bank’s handling of funds or otherwise, and the Bank shall not be personally liable or accountable to any individual or entity, under such circumstances, by reason of such reliance.

(j)  The Bank shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of the Servicer, the Secured Party or Debtor, unless the Servicer, the Secured Party or Debtor, as applicable, has or has offered to the Bank security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Bank therein or thereby.

(k)  The Bank shall not have any duty or obligation to manage, control, prepare, file or maintain any report, license or registration, use, sell, invest, dispose of or otherwise deal with the assets in the Deposit Account, or otherwise to take or refrain from taking any action under or in connection with this Agreement, except as expressly required hereby and by the Deposit-related Agreements.

(l)  The Bank shall be under no obligation to appear in, prosecute or defend any action, or to take any other action other than the giving of notices, which in its opinion may require it to incur any out-of-pocket expense or any liability unless it shall be furnished with such security and indemnity against such expense or liability as it may reasonably require.

(m)  Whenever the Bank is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, or otherwise determines instruction to be necessary or desirable, the Bank shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Servicer, if before the Outside Time, or to the Secured Party if after the Outside Time, requesting instruction as to the course of action to be adopted, and, to the extent the Bank acts in good faith in accordance with any such instruction received from the Servicer if before the Outside Time, or the Secured Party if after the Outside Time, as the case may be, the Bank shall not be liable on account of such action to any individual or entity.  If the Bank shall not have received appropriate instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Bank shall have no liability to any individual or entity for any such action or inaction.  Nothing in the foregoing shall be deemed to limit the agreement of the parties in Section 3 of the General Terms that the Bank will comply with the Initial Instruction and with any Disposition Instructions originated by the Secured Party, in each case without the Debtor’s or Servicer’s further consent.

5.	The Bank’s Recourse to the Deposit Account.

(a) Except for amounts referred to in Section 5(b), the Bank (i) subordinates any security interest, lien or other encumbrance against the Deposit Account to the Secured Party’s security interest and (ii) will not exercise any right of recoupment, setoff or debit against the Deposit Account. This subordination will not apply to any security interest that the Bank has in an item under UCC Article 4 as a collecting bank.

(b) Notwithstanding Section 5(a), and regardless of any agreement of the Debtor or Servicer to compensate the Bank by means of balances in the Deposit Account, the Bank may charge the Deposit Account, to the fullest extent permitted by applicable law, for:

(i) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (A) deposited in or credited to the Deposit Account, whether before or after the Agreement Date, and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (B) subject to a claim against the Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (C) for a merchant card transaction, against which a contractual demand for chargeback has been made;

(ii) normal service charges or fees payable to the Bank in connection with the Deposit Account or any related services;

(iii) any adjustments or corrections of any posting or encoding errors; and

(iv) reimbursements for out-of-pocket or allocable internal and external legal fees and expenses in connection with the negotiation, administration or enforcement of this Agreement by the Bank.

6.	Indemnification and Reimbursement.

(a) The Servicer, at any time before the Outside Time, or Secured Party, at any time after the Outside Time (such party, at the respective time, referred to as the “Indemnifying Party”) indemnifies the Bank and its officers, directors, employees, shareholders and agents against all Claims incurred, sustained or payable by the Bank and its officers, directors, employees, shareholders and agents arising out of this Agreement except to the extent directly caused by the Bank’s gross negligence or willful misconduct.

(b) The Secured Party agrees to reimburse the Bank for any charge against the Deposit Account under Section 5(b) for which there were insufficient funds in the Deposit Account to satisfy the charge. Such reimbursement will be limited to the aggregate amount transferred from the Deposit Account as a result of the Bank’s acting upon Disposition Instructions originated by the Secured Party or pursuant to Section 9(b). Any demand by the Bank for reimbursement must be made within the number of days after the termination of this Agreement set forth in the Specific Terms. The Bank may not make a Claim for reimbursement under this subsection unless (i) the Servicer fails to satisfy the Claim within 15 days after the Bank makes a demand on the Servicer under Section 6(a), if before the Initial Instruction is given or (ii) the Bank is enjoined, stayed or prohibited by operation of law from making the demand on the Servicer before the Initial Instruction is given.

(c) The Secured Party’s reimbursement obligations under Section 6(b) will not apply to (i) a charge for reimbursement of or indemnification for any out-of-pocket or allocable internal or external legal fees and expenses incurred by the Bank in connection with any claim or defense by the Bank against the Secured Party relating to this Agreement (without limiting any rights of the Bank to such amounts under any other provision of this Agreement) or (ii) the amount of any loss incurred by the Bank to the extent directly caused by the Bank’s gross negligence or willful misconduct. If the Bank satisfies any Claim against the Debtor or Servicer referred to in the foregoing clause (i) by charging the Deposit Account, the amount of the Secured Party’s maximum liability for reimbursement obligations under Section 6(b) will be reduced by the amount of the Claim so satisfied.

(d) If the Secured Party fails to reimburse the Bank for any amount under Section 6(b), the Secured Party will pay the Bank’s out-of-pocket or allocable internal and external legal fees and expenses in collecting from the Secured Party the amount payable.

(e) The Secured Party indemnifies the Bank and its officers, directors, employees, shareholders and agents against all other Claims incurred, sustained or payable by the Bank arising from the Bank following an Initial Instruction or a Disposition Instruction or Investment Direction originated by the Secured Party, or from the Bank’s remittance of funds pursuant to Section 9(b), except to the extent directly caused by the Bank’s gross negligence or willful misconduct.

7.          Representations and Warranties; Agreements with Other Persons. The Bank represents and warrants to the Secured Party that the Bank (i) is an organization engaged in the business of banking, (ii) maintains the Deposit Account in the ordinary course of the Bank’s business and (iii) has not entered into any currently effective agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Servicer or the Secured Party. The Bank will not, during the term of this Agreement, enter into any agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Servicer or the Secured Party.

8.          Deposit Account Information. The Bank shall make available to the Servicer, the Secured Party and the Debtor an electronic record of the activity of the Deposit Account and the cash balance held therein via on-line access.  The Bank agrees to send by regular mail to the Servicer, the Secured Party or the Debtor account statements summarizing the activity and cash balance in the Deposit Account upon receipt by the Bank of written request therefor.  The Bank’s liability for failing to provide such information will not exceed the Bank’s cost of providing such information. Each of the Servicer and the Debtor authorizes the Bank to provide to the Secured Party, whether by Internet access or otherwise, any other information concerning the Deposit Account that the Secured Party may request in writing.

9.	Termination; Closure of the Deposit Account.

(a) None of the Debtor, the Servicer or the Bank will close the Deposit Account prior to termination of this Agreement. This Agreement may not be terminated by the Debtor or Servicer except by a notice to the Bank given jointly by the Debtor, Servicer and Secured Party. This Agreement may be terminated (i) by the Secured Party at any time by written notice to the other parties and (ii) by the Bank (A) immediately upon notice to the other parties if the Bank becomes obligated to terminate this Agreement or to close the Deposit Account under any statute, rule or regulation, or any Order or Process, binding upon the Bank, (B) upon five Business Days’ notice to the other parties if any other party is in material breach of any of the Deposit-related Agreements or this Agreement, and (C) otherwise upon 30 days’ notice to the other parties.

(b) If the Bank terminates this Agreement pursuant to clause (A) of Section 9(a)(ii), the Bank will remit any funds in the Deposit Account on the date of termination (i) at the written direction of the Secured Party if the direction is received by the Bank prior to the date of termination of this Agreement or (ii) if no such direction is received by the Bank prior to such date, by check mailed to the address of the Secured Party for receiving communications under this Agreement. If the Bank terminates this Agreement pursuant to clause (B) or (C) of Section 9(a)(ii), the Bank will remit any funds in the Deposit Account on the date of termination at the written direction of the Secured Party only if the direction is received by the Bank prior to the date of termination of this Agreement, otherwise the Bank shall remit any such funds by check mailed to the address of the Servicer for receiving communications under this Agreement. Any obligation of the Bank to remit any funds to or at the direction of the Secured Party or Servicer under this subsection is subject to clauses (B) through (F) of Section 4(a)(ii).

(c) Except as provided in Section 9(b) and in any event if the Secured Party has communicated to the Bank that the Secured Party does not wish to receive or direct the disposition of the funds, the Secured Party will not receive from the Bank any remittance of funds from the Deposit Account upon termination of this Agreement by the Bank; instead, such funds shall be distributed in accordance with any Disposition Instruction issued by Servicer or, if Servicer has not issued any Disposition Instruction before such termination, then to Servicer by check mailed to the address of the Servicer for receiving communications under this Agreement.

(d) The termination of this Agreement will not affect any rights created or obligations incurred under this Agreement before the termination. Sections 4 and 6 will survive the termination of this Agreement for actions taken or omitted before the termination. Sections 9(b) and (c) will survive the termination of this Agreement, and Section 5 will survive the termination of this Agreement solely for any funds to be remitted to or at the direction of the Secured Party or the Servicer pursuant to Section 9(b) or otherwise pursuant to Section 9(c).

10.	Communications.

(a) All communications under this Agreement must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile to the party addressee.

(b) For a communication under this Agreement to be effective, it must be received (i) for the Initial Instruction, at the Bank’s address specified on the form of Initial Instruction on Exhibit “B” and (ii) in all other cases, at the party’s address indicated below the party’s signature to this Agreement, in each case subject to any change in address provided in Section 10(c). If Bank has specified a person or persons or department on the “attention” line on the form of Initial Instruction attached as Exhibit “B”, receipt of the Initial Instruction does not occur until it is received by such person or persons or department (if still with the Bank). If more than one person is specified, receipt occurs when the Initial Instruction is received by one of the persons (if still with the Bank).

(c) The Bank may communicate to the Secured Party changes in the address for the Initial Instruction, and any party may communicate to the other parties changes in its address for communications under this Agreement.

11.	Successors and Transferees.

(a) This Agreement will inure to the benefit of, and be binding upon, the parties and their respective successors and other transferees permitted under this Section. Except as provided in this Section, a voluntary transfer of a party’s rights or duties under this Agreement without the written consent of the other parties will be void.

(b) The Bank may transfer its rights and duties under this Agreement to a transferee to which, by contract or operation of law, the Bank transfers substantially all of its rights and duties under the Deposit-related Agreements.

(c) The Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, the Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between the Secured Party and the Debtor for which the Deposit Account acts as collateral security or (ii) if the Secured Party is acting as a trustee, indenture trustee, agent, collateral agent, or other representative in whose favor a security interest is created or provided for, a transferee that is a successor trustee, indenture trustee, agent, collateral agent, or other representative.

(d) No transfer under this Section will be binding upon a non-transferring party until the transferring party or the transferee notifies the non-transferring parties of the transfer in a writing signed by the transferee that identifies the transferee, gives the transferee’s address for communications under this Agreement, and states that the transferee is a successor of the transferor or other transferee permitted under this Section and is entitled to the benefit of the transferring party’s rights and has assumed all of the transferring party’s duties under this Agreement.

(e) A non-transferring party need not request proof of any transfer or that the transferee is a successor of the transferor or other transferee permitted by this Section. If requested by a non-transferring party, however, the transferring party or the transferee will provide reasonable proof thereof. If the Bank or the Secured Party, as a non-transferring party, requests such proof, then the effectiveness of the notification of transfer as to the non-transferring party will be suspended until the proof is provided.

(f) When a transfer becomes binding on the non-transferring parties, the transferring party will not be entitled to exercise any rights, and will be relieved of its obligations, accruing under this Agreement from and after that time. Those rights may be exercised and those obligations will be incurred by the transferee.

(g) The provisions of subsections (d) and (e) requiring notification for a transfer to be binding on the non-transferring parties and suspending the effectiveness of the notification of transfer until reasonable proof of the transfer has been provided do not apply to the Bank as the transferring party if the transfer is by operation of law and by operation of the law (i) the transferee succeeds to all or substantially all of the rights and becomes generally bound by all of the duties of the Bank, including the Bank’s duties under this Agreement, and (ii) the Bank ceases to exist.

12.	Entire Agreement; Relation to Other Agreements.

(a) This Agreement constitutes the entire agreement of the parties, and supersedes all previous and contemporaneous negotiations, understandings and agreements, with respect to its subject matter, all of which have become merged and finally integrated into this Agreement.

(b) If a term in the Specific Terms conflicts with a term of this Agreement not in the Specific Terms, the term in the Specific Terms controls.

(c) If this Agreement conflicts with any of the Deposit-related Agreements, this Agreement will control. However, this Agreement will not (i) derogate from any Claim or defense that the Bank may have against the Debtor or the Servicer under any of the Deposit-related Agreements or (ii) create any third party beneficiary rights under any of the Deposit-related Agreements in favor of the Secured Party.

(d) This Agreement does not amend or otherwise modify any of the agreements between the Debtor and the Secured Party or provide any rights for the Debtor or the Servicer to originate a Disposition Instruction or Investment Direction in contravention of any agreement between the Debtor and the Secured Party.

13.	Governing Law, Depositary Bank’s Jurisdiction (or Securities Intermediary’s Jurisdiction) and Waiver of Jury Trial.

(a) Except as otherwise required by Article 9 of the UCC, this Agreement will be governed by the law of that jurisdiction set forth in the Specific Terms without giving effect to any choice of law rule that would require the application of the law of another jurisdiction.

(b) If the Specific Terms are completed expressly to designate the Bank’s jurisdiction (or securities intermediary’s jurisdiction, as applicable) for purposes of part 3 of Article 9 of the UCC, then the Deposit-related Agreements are amended to provide that for those purposes that jurisdiction is the Bank’s jurisdiction (or securities intermediary’s jurisdiction, as applicable) so designated.

(c) To the extent permitted by applicable law, each party waives all rights to trial by jury in any action, claim or proceeding (including any counterclaim) of any type arising out of or directly or indirectly relating to this Agreement.

(d) The parties hereto hereby consent to (i) the non-exclusive jurisdiction of the courts of the State of Delaware or any federal court sitting in Wilmington, Delaware, and (ii) service of process in accordance with section 10 hereof.

14.	Investment of Funds.

(a) The Bank shall invest funds held in the Deposit Account in Permitted Investments, as directed in writing.  Any investment earnings on such funds shall be credited to the Deposit Account and be disbursed in accordance with the provisions of this Agreement.  Each of the Debtor, the Servicer and the Secured Party understands that any such written direction shall continue in effect until revoked or modified by (i) prior to the Outside Time, Servicer, or (ii) after the Outside Time, Secured Party. Proceeds of the sale of investments may be credited to the Deposit Account on the Business Day on which the appropriate instructions are received by the Bank if received prior to the deadline for same day sale of such permitted investments.  If such instructions are received after the applicable deadline, proceeds may be credited to the Deposit Account on the next succeeding Business Day.

(b) The parties hereto acknowledge that the Bank is not providing investment supervision, recommendations, or advice.  It is expressly agreed and understood by the parties hereto that the Bank shall not in any way whatsoever be liable for any losses on any investments, including without limitation, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to and consistent with this Agreement, except to the extent that such losses are a result of the Bank’s willful misconduct or gross negligence.

(c) Reporting of Income. The Bank shall report to the Internal Revenue Service, as of each calendar year-end, all of the income earned from the investment of funds invested in accordance with this Agreement, and credited to the Deposit Account as having been earned by (i) prior to the Outside Time, Debtor, or (ii) after the Outside Time, Secured Party, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Preparation and Filing of Tax Returns. Each of the Debtor or the Secured Party, as applicable, is required to prepare and file any and all income or other tax returns applicable to the Deposit Account with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code. The Bank shall have no duty to review such returns even if presented to the Bank.

(e) Payment of Taxes. Any taxes payable on income earned from the investment of any funds held in the Deposit Account shall be paid by the recipient of such amounts, whether or not the income was distributed by the Bank during any particular year, as and to the extent required under the provisions of the Code.

(f) Unrelated Transactions. The Bank shall have no responsibility for the preparation or filing of any tax or information returns with respect to any transaction, whether or not related to this Agreement that occurs outside the Deposit Account.

(g) Tax Documentation.  The other parties hereto shall provide the Bank with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Bank may request.  The parties understand that if such tax reporting documentation is not provided and certified to the Bank, the Bank may be required by the Code, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Bank pursuant to this Agreement.

15.	Miscellaneous.

(a) No amendment to this Agreement will be binding on any party unless it is in writing and signed by all of the parties. Any provision of this Agreement benefiting a party may be waived only by a writing signed by that party.

(b) If a provision of this Agreement is held invalid or unenforceable in any respect, the validity or enforceability of the remaining provisions will not in any way be affected, it being understood that the invalidity or unenforceability of an affected provision in a particular jurisdiction will not in and of itself affect the validity or enforceability of the provision in any other jurisdiction.

Exhibit “B”

[LETTERHEAD OF THE SECURED PARTY]

DEPOSIT ACCOUNT CONTROL AGREEMENT
INITIAL INSTRUCTION

[Date]

Wells Fargo Bank, National Association
MAC N9311-161
6th & Marquette Avenue
Minneapolis, Minnesota  55479

Attention:	Asset Backed Securities [Person or Persons or Department]

Ladies and Gentlemen:

This is the Initial Instruction as defined in the Deposit Account Control Agreement dated April ____, 2011, among you, us, DR SPE, LLC (the “Debtor”) and SETTLEMENT FUNDING, LLC (the “Servicer”) (as currently in effect , the “Control Agreement”).  A copy of the Control Agreement as fully executed is attached.  Capitalized terms used in this Initial Instruction have the meanings given them in the Control Agreement

We hereby certify and confirm that an Event of Default under and as defined in the Note has occurred and is continuing.  This Initial Instruction directs the Bank no longer to comply with the Servicer’s Disposition Instructions.

[As an included Disposition Instruction, we direct you to send the funds in the Deposit Account to us by the method and at the address indicated below.

Funds transfer instructions:

Receiving bank:                                                                                                                                                           .

ABA routing number for domestic wire:                                                                                                                        .

ABA routing number for ACH transaction:                                                                                                                    .

International: Swift Code No.                                                                                                                                        .

Reference details:                                                                                                                                                         .]

(Signature on following page)

Very truly yours,

ROCHDALE HIGH YIELD ADVANCES FUND LLC, as Secured Party

By:
Name:
Title:

Exhibit “C”

Agency and Custody Account Direction For Cash Balances

Direction to use Wells Fargo Funds for Cash Balances for the following account(s):
Account Name: DR SPE, LLC, Collection Account
Account Number(s): 85459800 and all subaccounts thereof
You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account(s) in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment of my choice (Check One):

___ Wells Fargo Advantage Funds, 100% Treasury Money Market Fund
___ Wells Fargo Advantage Funds, Government Money Market Fund
___ Wells Fargo Advantage Funds, Heritage Money Market Fund
___ Wells Fargo Advantage Funds, Treasury Plus Money Market Fund
___ Wells Fargo Advantage Funds, Prime Investment Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC, a wholly-owned subsidiary of Wells Fargo & Company provides investment advisory and other administrative services for the Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Funds are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or any of its affiliates and not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

___________________________
Signature
___________________________
Date